Exhibit 99.1

Travel + Leisure Co. Reports First Quarter 2026 Results

ORLANDO, Fla. (April 22, 2026) — Travel + Leisure Co. (NYSE:TNL), a leading leisure travel company, today reported first quarter 2026 financial results for the three months ended March 31, 2026. Highlights and outlook include:

•Net revenue of $961 million. Gross VOI sales of $549 million, up 7% year-over-year

•Net income of $79 million (diluted earnings per share of $1.22)

•Adjusted EBITDA of $225 million and Adjusted diluted earnings per share of $1.45(1), representing 11% and 31% year-over-year growth, respectively

•Volume per guest (VPG) of $3,321, a 3% increase year-over-year, on a 5% increase in tours

•Expects second quarter Adjusted EBITDA of $260 million to $270 million and reaffirms full-year Adjusted EBITDA guidance of $1,030 million to $1,055 million

•Returned $128 million to shareholders through $41 million of dividends and $87 million of share repurchases

President and Chief Executive Officer Michael D. Brown commented, “We're off to a strong start to 2026, with positive momentum in our Vacation Ownership business and above plan first quarter Adjusted EBITDA. We achieved healthy Gross VOI sales and tour growth, while executing our resort optimization initiative. These results underscore strong execution, resilient owner demand, and the durability of our business model."

"Our multi-brand strategy continues to advance, with robust growth in Margaritaville Vacation Club and Eddie Bauer Adventure Club during the quarter. We also announced the fourth location for Sports Illustrated Resorts in Baton Rouge, home of Louisiana State University and Southern University, a highly complementary market that fits well within the club's growing portfolio."

(1) This press release includes Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, Gross VOI sales, Adjusted net income, and Adjusted EBITDA margin, which are measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures. Forward-looking non-GAAP measures are presented in this press release only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.

Business Segment Results

Vacation Ownership

$ in millions	Q1 2026	Q1 2025	% change
Revenue	$798	$755	6%
Adjusted EBITDA	$191	$159	20%

Vacation Ownership revenue increased 6% to $798 million in the first quarter of 2026 compared to the same period in the prior year. Net vacation ownership interest (VOI) sales increased 11% year over year. Gross VOI sales increased 7% driven by a 5% increase in tours and a 3% increase in VPG.

First quarter Adjusted EBITDA was $191 million compared to $159 million in the prior year period driven by the revenue growth and expense savings from the resort optimization initiative.

Travel and Membership

$ in millions	Q1 2026	Q1 2025	% change
Revenue	$165	$180	(8)%
Adjusted EBITDA	$59	$68	(13)%

Travel and Membership revenue decreased 8% to $165 million in the first quarter of 2026 compared to the same period in the prior year. This was driven by a $13 million decrease in transaction revenue due to a 10% decrease in revenue per transaction and flat transaction volume.

First quarter Adjusted EBITDA decreased 13% to $59 million compared to the same prior year period. This decrease was driven by a higher mix of travel club transactions, which generate lower margins, partially offset by lower operating costs.

Balance Sheet and Liquidity

Net Debt — As of March 31, 2026, the Company's leverage ratio for covenant purposes was below 3.2x. The Company had $3.6 billion of corporate debt outstanding as of March 31, 2026, which excluded $2.1 billion of non-recourse debt related to its securitized notes receivables portfolio.

Timeshare Receivables Financing — The Company closed on a $325 million term securitization transaction on March 26, 2026 with a weighted average coupon of 5.11% and a 98% advance rate.

Cash Flow — For the three months ended March 31, 2026, net cash provided by operating activities was $38 million compared to $121 million in the prior year period. Adjusted free cash flow was effectively neutral for the three months ended March 31, 2026 compared to $152 million in the same period of 2025. These decreases were driven by an increase in cash utilization for working capital items, mainly inventory acquisitions; with adjusted free cash flow further impacted by net repayments on non-recourse vacation ownership debt.

Share Repurchases — During the first quarter of 2026, the Company repurchased 1.2 million shares of common stock for $87 million at a weighted average price of $72.51 per share. As of March 31, 2026, the Company had $832 million remaining in its share repurchase authorization.

Dividend — The Company paid $41 million ($0.60 per share) in cash dividends on March 31, 2026 to shareholders of record as of March 20, 2026. Management will recommend a second quarter dividend of $0.60 per share for approval by the Company’s Board of Directors in May 2026.

Resort Optimization Initiative - In order to promote the long-term strength of our vacation ownership resorts, we undertook a strategic review during 2025 with the intent of optimizing the overall quality of our resort portfolio, aligning with evolving owner preferences, preserving the affordability of maintenance fees, and mitigating the need for costly special assessments in the future. This review identified 17 resorts requiring significant owner reinvestment, or that are in markets that no longer align with owner demand. This plan is expected to result in meaningful annual savings attributable to the maintenance fees we incur on unsold VOIs. Such savings would be partially offset by the loss of, or reduction in, VOI sales and property management fees earned at the impacted resorts resulting in a positive net impact to
Adjusted EBITDA in 2026. In connection with these actions, the Company incurred $19 million of inventory write-downs and impairments during the three months ended March 31, 2026.

Outlook

The Company is providing guidance for the second quarter 2026:

•Adjusted EBITDA of $260 million to $270 million
•Gross VOI sales of $660 million to $690 million
•VPG of $3,200 to $3,250
The Company is reaffirming guidance for the 2026 full year:
•Adjusted EBITDA of $1,030 million to $1,055 million
•Gross VOI sales of $2.5 billion to $2.6 billion
•VPG of $3,175 to $3,275
This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Where one or more of the currently unavailable items is applicable, some items could be material, individually or in the aggregate, to GAAP reported results.

Conference Call Information
Travel + Leisure Co. will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at travelandleisureco.com/investors, or by dialing 877-733-4794 ten minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, gross VOI sales, Adjusted net income, Adjusted pre-tax income and Adjusted EBITDA margin, which include or exclude certain items, as well as non-GAAP guidance. The Company utilizes non-GAAP measures, defined in Table 7, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release.

The Company may use its website as a means of disclosing information concerning its operations, results and prospects, including information which may constitute material nonpublic information, and for complying with its disclosure obligations under SEC Regulation FD. Disclosure of such information will be included on the Company’s website in the Investor Relations section at travelandleisureco.com/investors. Accordingly, investors should monitor that Investor Relations section of the Company website, in addition to accessing its press releases, its submissions and filings with the SEC, and its publicly noticed conference calls and webcasts.

About Travel + Leisure Co.
Travel + Leisure Co. (NYSE: TNL) is a leading leisure travel company, providing more than six million vacations to travelers around the world every year. The Company operates a diverse portfolio of vacation ownership, travel club, and lifestyle travel brands designed to meet the needs of the modern leisure traveler, whether they’re traversing the globe or enjoying destinations closer to home. This includes experiential brands such as Sports Illustrated Resorts, Eddie Bauer Adventure Club, Margaritaville Vacation Club, and Accor Vacation Club, as well as cornerstone brands Club Wyndham, WorldMark, and RCI. With hospitality and responsible tourism at its heart, the Company’s more than 19,000 dedicated associates worldwide help fulfill its mission to put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” "intends," “estimates,” “predicts,” “potential,” "projects," “continue,” “future,” "outlook," "guidance," "commitments," or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through our travel clubs; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, recent tariff and other trade restrictions, higher interest rates, and recessionary pressures, travel restrictions, terrorism or acts of violence, political strife, war (including hostilities in Ukraine and the Middle East), pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 18, 2026. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Andrew Burns
Investor Relations
IR@travelandleisure.com

Media:
Jessica Doyle
Public Relations
Media@travelandleisure.com

Table 1

Travel + Leisure Co.
Condensed Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Net Revenues
Net VOI sales	$427	$384
Service and membership fees	396	417
Consumer financing	113	112
Other	25	21
Net revenues	961	934

Expenses
Operating	441	445
Marketing	142	124
General and administrative	121	122
Cost of vacation ownership interests	35	23
Consumer financing interest	33	34
Depreciation and amortization	32	30
Restructuring	(2)	—
Total expenses	802	778
Operating income	159	156
Interest expense	56	57
Other (income), net	(3)	(1)
Interest (income)	(2)	(1)
Income before income taxes	108	101
Provision for income taxes	29	28
Net income attributable to Travel + Leisure Co. shareholders	$79	$73

Earnings per share
Basic	$1.25	$1.09
Diluted	$1.22	$1.07

Weighted average shares outstanding
Basic	62.9	67.1
Diluted	64.4	68.2

Table 2
Travel + Leisure Co.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$254	$253
Restricted cash	202	173
Trade receivables, net	152	165
Vacation ownership contract receivables, net	2,609	2,638
Inventory	1,183	1,128
Prepaid expenses	265	214
Property and equipment, net	523	531
Goodwill	971	972
Other intangibles, net	200	201
Other assets	481	485
Total assets	$6,840	$6,760
Liabilities and (deficit)
Accounts payable	$63	$62
Accrued expenses and other liabilities	836	910
Deferred income	478	468
Non-recourse vacation ownership debt	2,106	2,124
Debt	3,648	3,474
Deferred income taxes	732	704
Total liabilities	7,863	7,742
Stockholders' (deficit):
Preferred stock, $0.01 par value, authorized 6,000,000 shares, none issued and outstanding	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 226,511,628 issued as of 2026 and 225,937,948 as of 2025	3	3
Treasury stock, at cost – 164,087,099 shares as of 2026 and 162,880,360 shares as of 2025	(7,823)	(7,735)
Additional paid-in capital	4,408	4,405
Retained earnings	2,453	2,412
Accumulated other comprehensive loss	(63)	(66)
Total stockholders’ (deficit)	(1,022)	(981)
Noncontrolling interest	(1)	(1)
Total (deficit)	(1,023)	(982)
Total liabilities and (deficit)	$6,840	$6,760

Table 3
Travel + Leisure Co.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended
	March 31,
	2026	2025
Operating activities
Net income	$79	$73
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	100	91
Depreciation and amortization	32	30
Deferred income taxes	29	22
Inventory write-downs and impairments	19	—
Stock-based compensation	13	14
Non-cash interest	6	6
Non-cash lease expense	3	4
Other, net	(5)	2
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	18	(14)
Vacation ownership contract receivables	(68)	(52)
Inventory	(78)	6
Prepaid expenses	(49)	(37)
Other assets	27	20
Accounts payable, accrued expenses, and other liabilities	(98)	(70)
Deferred income	10	26
Net cash provided by operating activities	38	121

Investing activities
Property and equipment additions	(19)	(21)
Purchase of investments	(8)	—
Proceeds from the sale of investments	9	—
Acquisitions, net of cash acquired	—	(1)
Net cash used in investing activities	(18)	(22)

Financing activities
Proceeds from non-recourse vacation ownership debt	536	502
Principal payments on non-recourse vacation ownership debt	(555)	(450)
Proceeds from debt, notes issued, and term loans	812	632
Principal payments on debt, notes, and term loans	(640)	(618)
Repurchase of common stock	(87)	(70)
Dividends paid to shareholders	(41)	(41)
Net share settlement of incentive equity awards	(16)	(13)
Debt issuance/modification costs	(6)	(5)
Proceeds from issuance of common stock	4	2
Other, net	—	(2)
Net cash provided by/(used in) financing activities	7	(63)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	3	2
Net change in cash, cash equivalents and restricted cash	30	38
Cash, cash equivalents and restricted cash, beginning of period	426	329
Cash, cash equivalents and restricted cash, end of period	456	367
Less: Restricted cash	202	179
Cash and cash equivalents	$254	$188

Table 4

Travel + Leisure Co.
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended March 31,
	2026	2025	Change
Consolidated Results

Net income attributable to TNL shareholders	$79	$73	8%
Diluted earnings per share	$1.22	$1.07	14%

Net income margin	8.2%	7.8%

Adjusted Earnings
Adjusted EBITDA	$225	$202	11%
Adjusted net income	$93	$76	22%
Adjusted diluted earnings per share	$1.45	$1.11	31%

Segment Results

Net Revenues
Vacation Ownership	$798	$755	6%
Travel and Membership	165	180	(8)%
Corporate and other	(2)	(1)
Total	$961	$934	3%

Adjusted EBITDA
Vacation Ownership	$191	$159	20%
Travel and Membership	59	68	(13)%
Segment Adjusted EBITDA	250	227
Corporate and other	(25)	(25)
Total Adjusted EBITDA	$225	$202	11%

Adjusted EBITDA margin	23.4%	21.6%
Note: Amounts may not calculate due to rounding. See "Presentation of Financial Information" and Table 7 for Non-GAAP definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 5.

Table 4
(continued)
Travel + Leisure Co.
Summary Data Sheet
(in millions, unless otherwise indicated)

	Three Months Ended March 31,
	2026	2025	Change
Vacation Ownership

Net VOI sales	$427	$384	11%
Loan loss provision	100	91	10%
Gross VOI sales, net of Fee-for-Service sales	527	475	11%
Fee-for-Service sales	22	37	(41)%
Gross VOI sales	$549	$512	7%

Tours (in thousands)	161	153	5%
VPG (in dollars)	$3,321	$3,212	3%

Tour generated VOI sales	$534	$492	9%
Telesales and other	15	20	(25)%
Gross VOI sales	$549	$512	7%

Net VOI sales	$427	$384	11%
Property management revenue	223	223	—%
Consumer financing	113	112	1%
Other (a)	35	36	(3)%
Total Vacation Ownership revenue	$798	$755	6%

Travel and Membership

Avg. number of exchange members (in thousands)	3,291	3,362	(2)%

Transactions (in thousands)	211	240	(12)%
Revenue per transaction (in dollars)	$351	$353	—%
Exchange transaction revenue	$74	$85	(13)%

Transactions (in thousands)	206	175	17%
Revenue per transaction (in dollars)	$207	$257	(19)%
Travel Club transaction revenue	$43	$45	(4)%

Transactions (in thousands)	417	415	—%
Revenue per transaction (in dollars)	$280	$312	(10)%
Travel and Membership transaction revenue	$117	$130	(10)%

Transaction revenue	$117	$130	(10)%
Subscription revenue	42	43	(2)%
Other (b)	6	7	(14)%
Total Travel and Membership revenue	$165	$180	(8)%
Note:    Amounts may not compute due to rounding.
(a)    Includes Fee-for-Service commission revenues and other ancillary revenues.
(b)    Primarily related to cancellation fees, commissions, and other ancillary revenue.

Table 5

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Income to
Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Three Months Ended March 31,
	2026	EPS	Margin %	2025	EPS	Margin %
Net income attributable to TNL shareholders	$79	$1.22	8.2%	$73	$1.07	7.8%
Inventory write-downs and asset impairments (a)	19			—
Amortization of acquired intangibles (b)	3			2
Other (c)	5			—
Restructuring	(2)			—
Legacy items	(4)			1
Taxes (d)	(6)			(1)
Adjusted net income	$93	$1.45	9.7%	$76	$1.11	8.1%
Income taxes on adjusted net income	35			29
Interest expense	56			57
Depreciation	29			28
Stock-based compensation expense (e)	13			14
Interest income	(2)			(1)
Adjusted EBITDA	$225		23.4%	$202		21.6%

Diluted Shares Outstanding	64.4			68.2
Amounts may not calculate due to rounding. The tables above reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides Adjusted net income, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See "Presentation of Financial Information" and Table 7 for the definitions of these non-GAAP measures.
(a)    Includes $19 million of inventory write-downs and impairments related to the Company's resort optimization initiative for the three months ended March 31, 2026, which are included within Cost of vacation ownership interests on the Condensed Consolidated Statements of Income.
(b)    Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(c)    Includes $5 million of resort closure and other employee related costs associated with the resort optimization initiative for the three months ended March 31, 2026, which are included within Operating expense on the Condensed Consolidated Statements of Income.
(d)    Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(e)    All stock-based compensation is excluded from Adjusted EBITDA.

Table 6

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Three Months Ended March 31,
	2026	2025

Net cash provided by operating activities	$38	$121
Property and equipment additions	(19)	(21)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	(19)	52
Free cash flow / Adjusted free cash flow (a)	$—	$152

(a)    The Company had $18 million and $22 million of net cash used in investing activities during the three months ended March 31, 2026 and 2025. The Company had $7 million of net cash provided by financing activities for the three months ended March 31, 2026 and $63 million of net cash used in financing activities for the three months ended March 31, 2025.

Table 7
Definitions
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted net income divided by the diluted weighted average number of common shares. Adjusted Diluted Earnings per Share is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Condensed Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction and integration costs associated with mergers, acquisitions, and divestitures, asset impairments/recoveries and inventory write-downs associated with the Company’s resort optimization initiative, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels & Resorts, Inc. and Avis Budget Group, Inc. (ABG), and the sale of the vacation rentals businesses. Integration costs represent certain non-recurring costs directly incurred to integrate mergers and/or acquisitions into the existing business. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use this measure to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA Margin: A non-GAAP measure, represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA Margin is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. TNL believes adjusted FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction and integration costs associated with mergers, acquisitions, and divestitures, amortization of acquisition-related assets, debt modification costs, impairments and inventory write-downs associated with the Company’s resort optimization initiative, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and ABG, and the sale of the vacation rentals businesses. We believe Adjusted Net Income is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Average Number of Exchange Members: Represents the average number of paid members in our vacation exchange programs who are considered to be in good standing, during a given reporting period.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the Fee-for-Service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Travel and Membership Revenue per Transaction: Represents transaction revenue divided by transactions, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Travel and Membership Transactions: Represents the number of exchanges and travel bookings recognized as revenue during the period, net of cancellations. This measure is provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Volume Per Guest (VPG): Represents Gross VOI sales (excluding telesales and virtual sales) divided by the number of tours. The Company has excluded non-tour sales in the calculation of VPG because non-tour sales are generated by a different marketing channel. We believe that VPG provides an enhanced understanding of the performance of our Vacation Ownership business because it directly measures the efficiency of its tour selling efforts during a given reporting period.